Exhibit 99.1

Crinetics Pharmaceuticals Appoints Stephanie Okey to Board of Directors

SAN DIEGO, July 16, 2019 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced the appointment of Stephanie S. Okey, M.S. to its board of directors as an independent board member.

“Stephanie’s extensive experience with the regulatory approval process, launch and commercialization of rare and orphan disease products makes her a valuable addition to our board,” said Scott Struthers, Ph.D., President and Chief Executive Officer of Crinetics. “Her deep knowledge of biotechnology and rare diseases coupled with her enthusiasm for helping to improve the lives of patients will complement our organization as we advance our candidates through clinical trials.”

Ms. Okey has extensive leadership and management experience in the life sciences industry and has contributed to the commercialization of a number of rare disease products. Her professional experience includes roles in field sales and marketing at Bristol Laboratories and Genentech, Inc. Later, she spent 19 years with Genzyme in roles of increasing responsibility in sales, sales leadership and general management before being appointed as Senior Vice President, Head of North America and U.S. General Manager of Rare Diseases. Her significant endocrine experience was gained at both Genentech, Inc. and Genzyme, where she held responsibility for six businesses including Gaucher Disease and MPS1, Fabry Disease, Pompe and neuromuscular diseases, cardiovascular diseases, endocrine diseases, and Leukine and immunologic diseases. She currently serves on the boards of directors of PTC Therapeutics, Inc. and Albireo Pharma, Inc., both publicly traded biopharmaceutical companies. In addition, she was previously a member of the board of directors of the California Life Sciences Association. Ms. Okey holds a B.S. in Zoology from The Ohio State University, a M.S. in Immunology and Medical Microbiology from Wright State University and has completed executive training and education in manufacturing resource planning and organizational leadership.

“It is exciting to be part of a company that is truly patient-focused,” said Ms. Okey. “I look forward to working alongside the Crinetics leadership team and the rest of the board as we continue to make progress in bringing important new therapeutics to patients with rare endocrine diseases and endocrine tumors.”

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, CRN00808, is an oral selective nonpeptide somatostatin receptor type 2 biased agonist undergoing two Phase 2 clinical trials for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. Crinetics’ second oral product development candidate, CRN01941, has entered the clinic for the treatment of neuroendocrine tumors. The company is also developing oral nonpeptide somatostatin agonists for hyperinsulinism, as well as oral nonpeptide ACTH antagonists for the treatment of Cushing's disease. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts. For more information, please visit www.crinetics.com.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Robert H. Uhl

Westwicke Partners

robert.uhl@westwicke.com

(858) 356-5932